Exhibit 10.24

GREAT LAKES DREDGE & DOCK CORPORATION

(As Amended and Restated Effective January 1, 2014)

Supplemental Savings Plan

ARTICLE I

PURPOSE

The purpose of the Great Lakes Dredge & Dock Corporation Supplemental Savings Plan (the “Plan”) is to enhance the ability of Great Lakes Dredge & Dock Corporation (the “Company”) to attract and retain employees by providing a select group of senior management and highly compensated employees of the Company and its Affiliates with an opportunity to supplement their retirement income outside of the Company’s tax-qualified Savings Plan.

ARTICLE II

DEFINITIONS

2.1 “Account” means, collectively, the Participant’s Base Salary Deferral Account, Bonus Deferral Account, Matching Account, Profit Sharing Account and Discretionary Contribution Account.

2.2 “Affiliate” means (i) any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company and/or (ii) to the extent provided by the Committee, any person or entity in which the Company has a significant interest. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.

2.3 “Base Salary” means a Participant’s regular base salary, including (i) the amount of any deferrals or reductions under this Plan, the Savings Plan or any other employee benefit plan of the Company or an Affiliate and (ii) any base salary payable as a short-term disability benefit.

2.4 “Base Salary Deferral Account” means the record maintained by the Company for each Participant for the cumulative amount of (a) Salary amounts deferred under Sections 4.1 and 4.2 of the Plan and (b) increases or decreases to those amounts for deemed investments as provided in Article V.

2.5 “Beneficiary” means the person or persons designated in writing by a Participant in accordance with procedures established by the Committee to receive the benefits specified hereunder in the event of the Participant’s death. No beneficiary designation shall become effective until it is filed with the Committee. If there is no such designation or if there is no surviving designated Beneficiary, then the Participant’s surviving spouse shall be the Beneficiary. If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the duly appointed and currently acting personal representative of the Participant’s estate shall be the Beneficiary.

2.6 “Board” means the Board of Directors of the Company.

2.7 “Bonus” means the regular annual cash bonus earned by a Participant under the Company’s annual incentive compensation plan, including the amount of any deferrals or reductions under this Plan, the Savings Plan or any other employee benefit plan of the Company or an Affiliate.

2.8 “Bonus Deferral Account” means the record maintained by the Company for each Participant for the cumulative amount of (a) any Bonus deferred under Sections 4.1 and 4.2 of the Plan and (b) increases or decreases to such amount for deemed investments as provided in Article V.

2.9 “Change in Control” means a Change in Control as defined in the Company’s 2007 Long-Term Incentive Plan, or any successor plan.

2.10 “Claimant” means a Participant or Beneficiary who files a claim pursuant to Article XI.

2.11 “Code” means the Internal Revenue Code of 1986, as amended.

2.12 “Committee” means the committee appointed to administer the Plan as provided in Section 9.1.

2.13 “Company” means Great Lakes Dredge & Dock Corporation.

2.14 “Compensation Committee” means the Compensation Committee of the Board.

2.15 “Disability” or “Disabled” means that the Participant (a) is unable to engage in any substantially gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under any disability or accident or health plan covering employees of the Company and Affiliates.

2.16 “Discretionary Contribution Account” means the record maintained by the Company for each Participant who has an account balance for the cumulative amount of (a) discretionary employer contributions pursuant to Section 4.5 of the Plan and (b) increases or decreases to those amounts for deemed investments as provided in Article V.

2.17 “Distribution Election” means the election by a Participant made in accordance with Article VII that specifies the time and form in which the Participant’s vested Account will be distributed.

2.18 “Eligible Employee” means an employee of the Company or an Affiliate selected by the Committee in accordance with Article III.

2.19 “Investment Fund” means any of the notional investments as may be designated by the Company from time to time for purposes of determining the increase or decrease in value of the Accounts. Investment Funds shall be unfunded.

2.20 “Matching Account” means the record maintained by the Company for each Participant who has an account balance for the cumulative amount of (a) matching contributions pursuant to Section 4.3 of the Plan and (b) increases or decreases to those amounts for deemed investments as provided in Article V.

2.21 “Participant” means an Eligible Employee who becomes a participant in this Plan in accordance with Article III.

2.22 “Plan” means the Great Lakes Dredge & Dock Corporation Supplemental Savings Plan, as amended from time to time.

2.23 “Plan Year” means the calendar year.

2.24 “Profit Sharing Account” means the record maintained by the Company for each Participant who has an account balance for the cumulative amount of (a) profit sharing contributions pursuant to Section 4.4 of the Plan and (b) increases or decreases to those amounts for deemed investments as provided in Article V.

2.25 “Salary” means a Participant’s Base Salary for services to the Company or an Affiliate by the Participant during the Plan Year.

2.26 “Savings Plan” means the Company’s 401(k) Savings Plan or such other 401(k) plan maintained by the Company or one of its Affiliates in which the Participant participates.

2.27 “Separation from Service” means a “separation from service” under Section 409A of the Code. A Separation from Service occurs if the facts and circumstances indicate that the Company and its Affiliates reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services the Participant will perform after such date (whether as an Employee or as an independent contractor) will decrease to no more than 20 percent of the average level of bona fide services performed (whether as an Employee or as an independent contractor) over the immediately preceding 36-month period (or the full period of services if the Participant has been providing services for less than 36 months). Notwithstanding the foregoing, the employment relationship is treated as continuing while the Participant is on military leave, sick leave or other bona fide leave of absence if the period of leave does not exceed six months, or if longer, so long as the Participant retains the right to reemployment with the Company or an Affiliate under an applicable statute or contract.

2.28 “Vested Interest” means a Participant’s nonforfeitable interest in his or her Account, determined in accordance with Article VI.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.1 Eligibility. Eligible Employees for a Plan Year shall consist of those management or highly-compensated employees of the Company or an Affiliate designated by the Committee; provided, however, that any employee who is not eligible to participate in the Savings Plan as of the first day of a Plan Year (or such later date on which such employee first becomes eligible to participate in the Plan for such Plan Year) shall not be considered an Eligible Employee hereunder for such Plan Year. As of the effective date of the Plan, the Eligible Employees shall include each employee of one of the following entities who is employed in a Vice-President or more senior position and whose Base Salary and projected target Bonus exceeds the compensation limit under Section 401(a)(17) of the Code for the applicable Plan Year ($255,000 for 2013; $260,000 for 2014): Great Lakes Dredge and Dock Corporation, Great Lakes Dredge & Dock Company, LLC (other than employees of the L.W. Matteson Division unless they are also employed in a vice-president or more senior position of the Company), NASDI, LLC, Yankee Environmental Services, LLC, Terrasea Environmental Solutions LLC and Terra Contracting Services, LLC. After the effective date of the Plan, and commencing October 1, 2014 with respect to the 2015 Plan Year, the Company shall determine the employees who are Eligible Employees in accordance with the foregoing sentence as of October 1st immediately preceding the applicable Plan Year. The Board or the Compensation Committee may, from time to time, change which employees are Eligible Employees under the Plan.

3.2 Participation. An Eligible Employee shall become a Participant in the Plan by electing to make a deferral of Base Salary or Bonus for a Plan Year in accordance with Article IV or becoming entitled to a profit sharing contribution pursuant to Section 4.4 or a discretionary employer contribution pursuant to Section 4.5. Except as otherwise determined by the Committee, an employee shall participate in the Plan with respect to a Plan Year only if the Company had determined that such employee was an Eligible Employee as of October 1st immediately preceding the first day of such Plan Year and such Eligible Employee submitted any elections required under the Plan during the open enrollment period offered by the Company prior to the first day of such Plan Year. No amounts shall be deferred or allocated to a Participant’s Account under this Plan with respect to compensation earned or services performed prior to the date the Participant’s participation in the Plan commences.

ARTICLE IV

PARTICIPANT DEFERRALS AND EMPLOYER CONTRIBUTIONS

4.1 Deferrals. Effective for Plan Years beginning on or after January 1, 2014, a Participant may elect to defer for each Plan Year up to 50% of the Participant’s Salary and up to 100% of the Participant’s Bonus, subject to such additional guidelines and limitations adopted by the Committee. Deferrals from Salary shall be withheld in substantially equal amounts from Salary payable for the Plan Year to which the deferral election relates. Deferrals from Bonus shall be withheld from the Bonus otherwise payable for the Plan Year to which the deferral election relates. Elections to defer Salary and Bonus are irrevocable, except as otherwise provided in the Plan and permitted under Section 409A of the Code.

4.2 Elections to Defer.

(a) Base Salary. Except as otherwise provided under Section 4.2(c) or (d), an Eligible Employee may elect to defer his or her Base Salary prior to the first day of the calendar year for which such Base Salary would be earned. Base Salary that is payable after the last day of a Plan Year for services performed during the final payroll period that includes the last day of such Plan Year shall be treated as Base Salary that is earned in the subsequent Plan Year in which such Base Salary is payable.

(b) Bonus. Except as otherwise provided under Section 4.2(c) or (d), an Eligible Employee may elect to defer his or her Bonus prior to the first day of the calendar year for which such Bonus would be earned.

(c) Special Rule. Notwithstanding the foregoing, to the extent the Committee permits an Eligible Employee to commence participation in the Plan prior to the first day of a Plan Year, such Eligible Employee may make an initial deferral election under this Section 4.2 and an initial Distribution Election under Section 7.1 within 30 calendar days of first becoming eligible to participate under the Plan; provided, however, that in such event such deferral election shall apply only to Base Salary and Bonus, as applicable, that is earned after the date of such election. The deferral election with respect to the Bonus will be limited to the total amount of the Bonus earned for such Plan Year multiplied by the ratio of the number of days remaining in the performance period for which the Bonus is earned after the date of the election over the total number of days in the performance period.

(d) Earlier or Later Deadlines. The Committee may, in its sole discretion, (i) establish earlier deadlines during which elections under this Section 4.2 and distribution elections under Section 7.1 must be made or (ii) permit Eligible Employees to elect to defer performance-based Bonuses on or prior to June 30 preceding the end of the performance period with respect to which the Bonus for the Plan Year relates; provided, however, that (i) if the relevant performance period does not end on December 31, the enrollment period shall end at least six months before the conclusion of the applicable performance period, (ii) the Eligible Employee must perform services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date an election is made when allowed under this Section 4.2(d); and (iii) in no event may an election to defer performance-based compensation be made after such a performance-based Bonus has become readily ascertainable.

(e) Crediting of Deferrals to Deferral Accounts. The Committee shall establish and maintain a Base Salary Deferral Account for each Eligible Employee who elects to defer his or her Base Salary and a Bonus Deferral Account for each Eligible Employee who elects to defer his or her Bonus under this Section 4.2. The Participant’s Base Salary Deferral Account and Bonus Deferral Account shall be bookkeeping accounts maintained by the Company and shall reflect the amount of the Base Salary and Bonus credited hereunder on behalf of the Participant. The Company shall credit elective deferrals to a Participant’s Base Salary Deferral Account or Bonus Deferral Account as soon as administratively practicable following the date on which the Participant’s compensation is reduced by the amount of such elective deferral.

4.3 Matching Contributions. Effective for Plan Years beginning on or after January 1, 2014, as soon as administratively practicable following the end of each Plan Year, the Matching Account of each Participant who was employed by the Company or one of its Affiliates as of the last day of such Plan Year shall be credited with a matching contribution equal to the excess of:

(a) 100% of the sum of the elective deferrals credited to the Participant’s Deferral Account under Section 4.2 of this Plan for such Plan Year plus the maximum amount of elective deferrals, other than catch-up contributions, that could have been credited to the Participant’s account under the Savings Plan for such Plan Year, excluding in each case any such elective deferrals that exceed 6% of such Participant’s compensation for such Plan Year, as defined in the Savings Plan, but without regard to the limit imposed under 401(a)(17) of the Code, over

(b) the maximum amount of matching contributions that could have been allocated to the Participant’s account under the Savings Plan for such Plan Year if the Participant had deferred the maximum amount permissible under the Savings Plan for such Plan Year.

The Committee shall establish and maintain a Matching Account for each Participant who is entitled to receive matching contributions under this Section 4.3. The Participant’s Matching Account shall be a bookkeeping account maintained by the Company and shall reflect the amount of the matching contributions credited hereunder on behalf of the Participant. The Company shall credit a matching contribution to a Participant’s Matching Account as soon as administratively practicable following the end of the Plan Year for which such contribution is made.

4.4 Profit Sharing Contributions. In addition to the matching contributions, if any, allocated to a Participant’s Account pursuant to Section 4.3, for each Plan Year, beginning on or after January 1, 2013, the Participant’s Profit Sharing Account shall be credited with an amount equal to:

(a) the Profit Sharing Contribution, if any, that would have been allocated to the Participant’s account for such Plan Year under the Savings Plan, without regard to the limitations under Sections 401(a)(17) and 415 of the Code, which Profit Sharing Contribution shall be determined in the sole discretion of the Company,

(b) minus the Profit Sharing Contribution actually allocated to such Participant’s account under the Savings Plan for such Plan Year.

The Company shall credit a profit sharing contribution to a Participant’s Profit Sharing Account as soon as administratively practicable after the related profit sharing contribution is allocated to the Participant’s account under the Savings Plan. Profit sharing contributions credited to a Participant’s Profit Sharing Account pursuant to this Section 4.4 shall vest in accordance with the terms and conditions set forth in Section 6.2.

4.5 Discretionary Contributions. In addition, for any one or more Plan Years beginning on or after January 1, 2013, the Company may credit a discretionary employer contribution to the Discretionary Contribution Account maintained for the benefit of any one or more Participants, in such amount, if any, as the Board or Compensation Committee shall determine in its sole discretion. Discretionary employer contributions shall be or become vested in accordance with Section 6.3. The terms of any discretionary employer contributions credited to a Participant’s Discretionary Contribution Account shall be set forth in an addendum to this Plan.

ARTICLE V

DEEMED INVESTMENT OF ACCOUNTS

5.1 Participant Elections. Each Participant shall make an election, at the time and in the manner prescribed by the Committee, regarding the deemed investment of his or her Account among the Investment Funds made available by the Committee. If no such election is made, the Participant’s Account shall be deemed invested in a default Investment Fund selected by the Committee from time to time.

5.2 Investment Funds. The Committee shall determine the Investment Funds that are available for the deemed investment of Accounts, and communicate such available Investment Funds to Participants. The Committee may alter, modify, eliminate or replace any Investment Fund and, if it does so, it may provide affected Participants a different and/or modified Investment Fund in place of the Investment Fund being altered, modified, eliminated or replaced. Participants shall be allowed to select the Investment Funds in which their Accounts will be deemed invested, and the portion of each Account deemed invested in each selected Investment Funds, by communicating such selection to the Company in such form as shall be determined by the Committee. The Participants shall be allowed to make the selection described in the preceding sentence in accordance with the frequency specified by the Committee, which shall be at least annually. The Committee shall establish from time to time and communicate to Participants a default Investment Fund in which the Accounts of a Participant who does not select one or more Investment Funds shall be deemed invested. The Company may invest Company assets, or establish a grantor trust to invest assets, in Investment Funds to provide for the payment of benefits under the Plan, but shall not be required to do so.

5.3 Valuation of Accounts. Unless otherwise determined by the Committee, each Account shall be adjusted no less frequently than quarterly to reflect the increases or decreases that the Accounts would have experienced had they actually been invested in the Investment Funds chosen by the applicable Participant (or in the default Investment Fund, if and as applicable).

ARTICLE VI

VESTING

6.1 Vesting in Base Salary Deferral Account, Bonus Deferral Account and Matching Account. Each Participant shall be 100% vested at all times in the Participant’s Base Salary Deferral Account, Bonus Deferral Account and Matching Account.

6.2 Vesting in Profit Sharing Account. Each Participant shall be vested in such Participant’s Profit Sharing Account if (i) such Participant has been continuously employed by the Company or one of its Affiliates for a period of at least three years or (ii) such Participant’s employment with the Company and its Affiliates terminates due to death or Disability or after the Participant has attained age 65.

6.3 Vesting in Discretionary Contribution Account. As of the date the Board or Compensation Committee determines that a discretionary employer contribution shall be credited to a Participant’s Discretionary Contribution Account, the Board or Compensation Committee, as the case may be, shall determine, in its sole discretion, the terms and conditions on which such discretionary employer contribution, and any earnings thereon, shall be or become vested.

6.4 Vesting Upon Change in Control or Plan Termination. Each Participant shall be 100% vested in the Participant’s entire Account, to the extent not already vested, upon (i) a Change in Control or (ii) the termination of the Plan; provided that any profit sharing contributions or discretionary employer contributions credited to a Participant’s Account after the Change in Control, and any earnings or losses with respect to such contributions, shall vest in accordance with Section 6.2 or 6.3, as the case may be.

6.5 Effect of Violation of Certain Agreements. If a Participant violates any restrictive covenants agreement or any non-solicitation or non-compete agreement that the Participant has signed with the Company or an Affiliate, the Participant shall forfeit the Participant’s entire Account under the Plan, other than the Participant’s Base Salary Deferral Account and Bonus Deferral Account, regardless of whether the Participant was vested in the amounts being forfeited. The Committee shall determine whether a Participant has violated any such agreement in its sole discretion.

6.6 Effect of Separation from Service. If a Participant incurs a Separation from Service, that portion of his or her Profit Sharing Account or Discretionary Account in which the Participant does not have a Vested Interest shall thereupon be forfeited and shall not be reinstated notwithstanding any subsequent reemployment by the Company or any Affiliate.

ARTICLE VII

DISTRIBUTIONS

7.1 Timing of Commencement of Distributions. For each Plan Year, the amounts credited to each of the Participant’s Base Salary Deferral Account, Bonus Deferral Account, Matching Account, Profit Sharing Account and Discretionary Contribution Account, in each case as adjusted by any earnings or losses on such amounts, shall be paid or commence to be paid, in the manner elected by the Participant pursuant to Section 7.2 (or in a lump sum payment upon the Participant’s death), upon the earliest to occur of the following distribution dates:

(a) the six-month anniversary of the date of the Participant’s Separation from Service or, if elected by the Participant in accordance with this Section 7.1, any of the first, second, third, fourth or fifth anniversaries of such Separation from Service;

(b) the date on which the Company determines that the Participant has become Disabled;

(c) the date of the Participant’s death or

(d) if elected by the Participant in accordance with this Section 7.1, a specified distribution date that is at least three years after the last day of the Plan Year with respect to which such Distribution Election applies.

The timing of distribution pursuant to this Section 7.1, including pursuant to any Participant election permitted hereunder, shall apply separately with respect to (i) the Base Salary deferred with respect to such Plan Year, (ii) the Bonus deferred with respect to such Plan Year, (iii) the matching contribution with respect to such Plan Year, (iv) the profit sharing contribution with respect to such Plan Year and (v) any discretionary employer contribution with respect to such Plan Year. All Distribution Elections by a Participant shall be made prior to the first day of the Plan Year to which such election applies, except to the extent that later deferral elections and Distribution Elections are permitted pursuant to Section 4.2(c) or 4.2(d) of this Plan and Section 409A of the Code. Distributions shall be paid or begin within 90 days after the scheduled distribution date; provided that to the extent an amount is credited to the Participant’s Account after such 90-day period, any distributions of such amount that are otherwise payable prior to the date credited to the Participant’s Account shall be payable within 45 days after the date credited to the Participant’s Account.

7.2 Form of Distribution. A Participant shall separately elect that the amounts credited to each of the Participant’s Base Salary Deferral Account, Bonus Deferral Account, Matching Account, Profit Sharing Account and, to the extent required or permitted by the Board or the Committee, Discretionary Contribution Account with respect to each Plan Year be distributed in either (i) a lump sum payment or (ii) annual installments over a period of up to 10 years. Each installment shall be determined by dividing the value of the Participant’s Account as of the applicable valuation date by the number of remaining installments. All distributions shall be paid in cash.

7.3 Special Distribution Provisions.

(a) Default Distribution Election. If a Participant fails to make an election specifying the time or form in which all or any portion of the amounts credited to the Participant’s Account for a Plan Year will be paid, the Participant shall be deemed to have elected to receive (i) a lump sum distribution, if the Participant has failed to make an election specifying the form of payment, and (ii) a payment upon the six-month anniversary of the Participant’s Separation from Service, if the Participant has failed to make an election specifying the time of payment upon Separation from Service.

(b) Small Account. Notwithstanding Sections 7.1 and 7.2, if the value of the Participant’s Account under the Plan (and all plans required to be aggregated with the Plan under Section 409A of the Code) is less than or equal to the applicable dollar amount under Section 402(g)(1)(B) of the Code at any time on or after the date of the Participant’s Separation from Service, the Committee may provide that the recipient shall receive a lump sum payment of the Participant’s Account, provided the payment results in the termination and liquidation of the entirety of the Participant’s interest in the Plan (and all plans required to be aggregated with the Plan under Section 409A of the Code).

(c) Discretionary Contributions. At the time the Board or Committee determines that a discretionary contribution will be credited to a Participant’s Discretionary Contribution Account, the Board or Committee shall specify the time and form of distribution of such contribution, as adjusted for any earnings or losses thereon. Alternatively, the Board or Committee may require or permit the Participant to elect the time and form of such distribution in accordance with Sections 7.1 and 7.2.

7.4 Changing Distribution Elections. A Participant may change his or her Distribution Election with respect to any Plan Year as to timing and/or form of payment if:

(a) the change does not accelerate any payments within the meaning of Section 409A of the Code;

(b) the Participant executes a new Distribution Election at least 12 months prior to the earliest date payment would have commenced under the prior Distribution Election;

(c) any payments under the new Distribution Election will not commence earlier than five years from the date the payments would have otherwise commenced under the prior Distribution Election; and

(d) the new Distribution Election will not take effect until 12 months after the date it was executed by the Participant.

For purposes of this Section, payments made in the form of installments shall be treated as a single payment.

7.5 Death.

(a) Form and Time of Payment. Notwithstanding Sections 7.1 and 7.2, in the case of the death of a Participant, either while employed by the Company or an Affiliate, or prior to distribution of the Participant’s entire Account, the Participant’s Account shall be distributed to the Participant’s Beneficiary in a lump sum as soon as administratively possible and in no event later than 90 days following the death of the Participant.

(b) Designation of Beneficiary. A Participant may designate one or more Beneficiaries (who may be designated contingently or successively) by filing a written notice of designation with the Committee in such form as the Committee may prescribe. Each designation will automatically revoke any prior designations by the same Participant. Any Beneficiary designation will be effective as of the date on which the written designation is received by the Committee during the lifetime of the Participant.

7.6 Payments on Account of Failure to Comply with Section 409A of the Code. If any portion of the Participant’s Account that has not yet been distributed must be included in the Participant’s taxable income for a calendar year pursuant to Section 409A of the Code, the Committee shall distribute the portion of the Account that has been included in the Participant’s taxable income as soon as administratively practicable.

7.7 Valuation Date. In the event that any valuation date contemplated by this Article VII is not a business day, then the valuation date shall be the immediately preceding business day.

7.8 Change in Control. Notwithstanding anything to the contrary in this Article, in the event that a Change in Control occurs that is also a “change in control event” within the meaning of Section 409A of the Code, the Board, as constituted immediately prior to such Change in Control, may elect to terminate the Plan in accordance with Section 409A of the Code, in which case each Participant’s Account shall be distributed to the Participant as soon as administratively possible and in no event later than one year after the date on which the Plan is terminated.

7.9 Permitted Acceleration of Payment. The Company may permit acceleration of the time or schedule of any payment or amount scheduled to be paid pursuant to a payment under the Plan provided such acceleration would be permitted by the provisions of Treasury Reg. §1.409A-3(j)(4), including the following events:

(a) Domestic Relations Order. A payment may be accelerated if such payment is made to an alternate payee pursuant to and following the receipt and qualification of a domestic relations order as defined in Section 414(p) of the Code.

(b) Compliance with Ethics Agreements and Legal Requirements. A payment may be accelerated as may be necessary to comply with ethics agreements with the federal government or as may be reasonably necessary to avoid the violation of federal, state, local or foreign ethics law or conflicts of laws, in accordance with the requirements of Section 409A of the Code and the Treasury regulations thereunder.

(c) Other Events. A payment may be accelerated in the Committee’s discretion in connection with such other events and conditions as permitted by Section 409A of the Code and the Treasury regulations thereunder.

7.10 Facility of Payment. If the Committee determines that any Participant or Beneficiary is unable to care for his or her affairs because of illness or injury or because he or she is a minor, any amounts due to such Participant or Beneficiary under this Plan may be paid to any of the following, as the Committee may determine: (i) the spouse or parent of such Participant or Beneficiary; (ii) a legal representative or duly-appointed guardian of such Participant or Beneficiary or (iii) some other person duly designated to receive such payments on behalf of such Participant or Beneficiary.

ARTICLE VIII

AMENDMENT AND TERMINATION

The Board or the Compensation Committee may, at its sole discretion, amend or terminate the Plan at any time provided that the amendment or termination shall not adversely affect the vested or accrued rights or benefits of any Participant without the Participant’s prior consent. Notwithstanding the foregoing, the Company may amend the Plan at any time, without the consent of any Participant, as necessary or desirable to comply with the requirements of Section 409A of the Code.

ARTICLE IX

ADMINISTRATION

9.1 Committee. A Committee shall be appointed by, and serve at the pleasure of, the Compensation Committee. The number of members comprising the Committee shall be determined by the Compensation Committee, which may from time to time vary the number of members. A member of the Committee may resign by delivering a written notice of resignation to the Compensation Committee. The Compensation Committee or the Board may remove any member, with or without cause, by delivering a copy of its resolution of removal to such member. If no Committee has been appointed, the Compensation Committee shall serve as the Committee.

9.2 Committee Action. The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by a majority of members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee. A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant. Any member of the Committee may execute any certificate or other written direction on behalf of the Committee.

9.3 Powers of the Committee. The Committee, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes, including, but not limited to, the following:

(a) to select the Investment Funds;

(b) to compute and certify to the amount and kind of benefits payable to Participants and their Beneficiaries;

(c) to maintain all records that may be necessary for the administration of the Plan;

(d) to provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

(e) to make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof;

(f) to appoint agents and to delegate to them such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe; and

(g) to take all actions necessary for the administration of the Plan.

9.4 Construction and Interpretation. The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretations or construction shall be final and binding on all parties, including but not limited to the Company and any Participant or Beneficiary.

9.5 Compensation and Expenses. The members of the Committee shall serve without compensation for their services hereunder. The Committee is authorized at the expense of the Company to employ such legal counsel or other advisors as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of the Plan shall be paid by the Company.

ARTICLE X

MISCELLANEOUS

10.1 Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company. No assets of the Company shall be held in any way as security for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company’s assets shall be, and remain, the general unpledged, unrestricted assets of the Company. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors. It is the intention of the Company that this Plan be unfunded for purposes of the Code and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

10.2 Non-assignability. Neither a Participant nor a Beneficiary may voluntarily or involuntarily anticipate, assign, or alienate (either at law or in equity) any benefit under the Plan, and the Committee shall not recognize any such anticipation, assignment, or alienation. Furthermore, a benefit under the Plan shall not be subject to attachment, garnishment, levy, execution, or other legal or equitable process. Any attempted sale, conveyance, transfer, assignment, pledge or encumbrance of the rights, interests, or benefits provided pursuant to the terms of the Plan or the levy of any attachment or similar process thereupon, shall be null and void and without effect.

10.3 Taxes. The Company shall deduct from all payments made under this Plan all applicable federal or state taxes required by law to be withheld. The Company also may, to the extent permitted under Section 409A of the Code, reduce a Participant’s Account balance to provide for the withholding of employment taxes pursuant to Section 3121(v) of the Code prior to the distribution of such Account.

10.4 Governing Law. To the extent not preempted by federal law, the Plan shall be construed in accordance with, and shall be governed by, the laws of the state Illinois without regard to any conflict of laws provisions thereunder.

10.5 Gender and Number. Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender and vice versa, and the singular shall also include the plural and vice versa.

10.6 No Right to Continued Employment. Nothing contained in the Plan shall confer upon any Participant any right with respect to the continuation of the Participant’s employment by, or consulting relationship with, the Company or an Affiliate, or interfere in any way with the right of the Company or an Affiliate, subject to the terms of any separate employment agreement or other contract to the contrary, at any time to terminate such services or to increase or decrease the compensation of the Participant.

10.7 Section 409A. The provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. If the Committee determines that any amounts payable hereunder may be taxable to a Participant under Section 409A of the Code, the Company may (i) adopt such amendments to the Plan and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and/or (ii) take such other actions as the Committee determines necessary or appropriate to avoid or limit the imposition of an additional tax under Section 409A; provided, that neither the Company nor any of its Affiliates nor any other person or entity shall have any liability to a Participant or Beneficiary with respect to the tax imposed by Section 409A of the Code.

10.8 Provisions Severable. To the extent that any one or more of the provisions of the Plan shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

10.9 Headings. The article and section headings are for convenience only and shall not be used in interpreting or construing the Plan.

ARTICLE XI

CLAIMS PROCEDURE AND LEGAL ACTIONS

11.1 Filing a Claim. A Participant or Beneficiary who believes that he or she is being denied a benefit to which such Participant or Beneficiary is entitled under the Plan may file a written request for such benefit with the Committee, setting forth his or her claim. The request must be addressed to the Committee at the Company’s principal place of business.

11.2 Claim Decision. Upon receipt of a claim, the Committee shall advise the Claimant that a reply shall be forthcoming within 90 days and shall, in fact, deliver such reply within such period. The Committee may, however, extend the reply period for an additional 90 days for special circumstances. If the claim is denied in whole or in part, the Committee shall inform the Claimant in writing, using language calculated to be understood by the Claimant, setting forth: (i) the specified reason or reasons for such denial; (ii) the specific reference to pertinent provisions of this Plan on which such denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or such information is necessary; (iv) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and (v) the time limits for requesting a review under Section 11.3.

11.3 Request For Review. Within 60 days after the receipt by the Claimant of the written decision described above, the Claimant may request in writing a review of the determination of the Committee. Such review shall be completed by the Committee. Such request must be addressed to the Committee, at the Company’s then principal place of business. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Committee. If the Claimant does not request a review within such 60-day period, the Participant shall be barred and estopped from challenging the Committee’s determination.

11.4 Review of Decision. Within 60 days after the receipt of a request for review by the Committee, after considering all materials presented by the Claimant, the Committee shall inform the Claimant in writing, in a manner calculated to be understood by the Claimant, the decision setting forth the specific reasons for the decision and any specific references to the pertinent provisions of this Plan on which the decision is based. If special circumstances require that the 60 day time period be extended, the Committee shall so notify the Claimant and shall render the decision as soon as possible, but no later than 120 days after receipt of the request for review.

11.5 Legal Actions. Any legal action involving benefits claimed or legal obligations relating to or arising under this Plan may be filed only in Federal District Court in the city of Chicago, Illinois. By participating in this Plan, each Participant shall be deemed to have elected to waive any right to a jury trial.

ARTICLE XII

EFFECTIVE DATE

The Plan was initially effective as of November 15, 2013. The Plan, as amended and restated as set forth herein, is effective as of January 1, 2014.

The Company hereby agrees to the provisions of the Plan and in witness of its agreement, the Company by its duly authorized officer has executed the Plan on the date written below.

GREAT LAKES DREDGE & DOCK CORPORATION

By:	/s/ William S. Steckel
Title:	CFO
Date:	March 6, 2014